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[JANUS CAPITAL CORPORATION LETTERHEAD]                      EXHIBIT 1-A(8)(a)(i)



September 4, 1996



Mr. Otis R. Heldman, Jr.
Marketing Officer
Federal Kemper Life Assurance Company
1 Kemper Drive
Long Grove, IL 60049-0001

Dear Mr. Heldman:

       This letter sets forth the agreement between Federal Kemper Life Assurance Company (the "Company"), and Janus Capital Corporation (the "Adviser"), concerning certain administrative services.

1. Administrative Services and Expenses. Administrative services for the separate accounts of the Company (the "Accounts") which invest in one or more portfolios (collectively, the "Portfolios") of Janus Aspen Series (the "Trust") pursuant to the Participation Agreement among the Company, the Adviser, and the Trust dated September 16, 1996 (the "Participation Agreement"), and for purchasers of variable annuity or life insurance contracts (the "Contracts") issued through the Account are the responsibility of the Company. Administrative services for the Portfolios, in which the Account invests, and for purchasers of shares of the Portfolios, are the responsibility of the Trust. These administrative services the Company intends to provide to the Trust and its Portfolios are set forth in Schedule A attached to this letter agreement, which may be amended from time to time.

2. Service Fee. In consideration of the anticipated administrative expense savings resulting to the Trust from the Company's services, the Adviser agrees to pay the Company a fee ("Service Fee"), computed daily and paid monthly in arrears, equal to fifteen (15) basis points (0.15%) applied to the average monthly value of the total number of shares of the Portfolios held in the subaccounts of the Account, commencing with the month in which the average monthly value of investments by the subaccounts of the Account, together with any investments by the separate accounts of Kemper Investors Life Insurance Company in the Portfolios, reaches $50 million. The Service Fee will be correspondingly suspended if the average monthly market value of such investments drops below $50 million in any month.

        For purposes of this Paragraph 2, the average monthly value of the shares of the Portfolios will be based on the daily net asset values reported by such Portfolios to the Company divided by the number of days in the month.

3. Nature of Payments. The parties to this letter agreement recognize and agree that the Adviser's payments to the Company relate to administrative services only and do not

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       constitute payment in any manner for administrative services provided by the Company to the Account or to the Contracts, for investment advisory services or for costs of distribution of Contracts or of shares of the Portfolios, and that these payments are not otherwise related to investment advisory or distribution services or expenses.

4.     Representations and Warranties.

       a. The Adviser represents and warrants that in the event the Trustees of the Trust approve the payment of all or any portion of the Service Fee by the Trust, the Trust will calculate in the same manner the Service Fee to all insurance companies that have entered into Service Fee arrangements with the Adviser and/or the Trust (the "Participating Insurance Companies").

       b. The Company represents and warrants that: (1) it and its employees and agents meet the requirements of applicable law, including but not limited to federal and state securities law and state insurance law, for the performance of services contemplated herein; and (2) it will not purchase Trust shares of the Portfolios with Account assets derived from tax-qualified retirement plans except indirectly, through Contracts purchased in connection with such plans and that the Service Fee does not include any payment to the Company that is prohibited under the Employee Retirement Income Securities Act of 1974 ("ERISA") with respect to any assets of a Contract owner invested in a Contract using the Portfolios as investment vehicles.

       c. The Company represents, warrants and agrees that: (1) the payment of the Service Fee by the Adviser is designed to reimburse the Company for providing administrative services to the Trust that the Trust would customarily pay and does not represent reimbursement to the Company for providing administrative services to the Contract or Account as described in Section 26 of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder; (2) no portion of the Service Fee will be rebated by the Company to any Contract owner; and (3) if the Company or the Adviser, with advice of counsel, determines that it is required or appropriate under applicable law, the Company will disclose to each Contract owner the existence of the Service Fee received by the Company pursuant to this letter agreement and will disclose the amount of the Service Fee, if any, that is paid by the Trust.

5.     Indemnification

       a. The Company agrees to indemnify and hold harmless the Adviser and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material

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             provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties.

    b. The Adviser agrees to indemnify and hold harmless the Company and its directors, officers, agents and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Adviser in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Company's willful misfeasance, bad faith or gross negligence in the performance of its duties.

6.  Termination.

    a. Either party may terminate this letter agreement, without penalty, on sixty (60) days' written notice to the other party.

    b. This letter agreement will terminate at the option of either party in the event of the termination of the Participation Agreement.

    c. This letter agreement will terminate immediately upon the determination of either party, with the advice of counsel, that the payment of the Service Fee is in conflict with applicable law.

    d. In the event of the termination of either the Participation Agreement among the Adviser, the Trust and Kemper Life Insurance Company or the letter agreement between the Adviser and Kemper Life Insurance Company that is substantially similar to this letter agreement, the assets of Kemper Life Insurance Company's separate accounts will no longer be taken into account in determining whether the $50 million minimum set forth in
             Section 2 has been reached.

7. Amendment. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

8. Confidentiality. The terms of this letter agreement will be treated as confidential and will not be disclosed to the public or any outside party except with each party's prior written consent, as required by law or judicial process or as provided in paragraph 4c herein.

9. Assignment. This letter agreement may not be assigned (as that term is defined in the 1940 Act) by either party without the prior written approval of the other party, which approval will not be unreasonably withheld, except that the Adviser may assign its obligations under this letter agreement, including the payment of all or any portion of the Service Fee, to the trust upon thirty (30) days' written notice to the Company.

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10. Governing Law. This letter agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Colorado.

11. Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy to us.


Very truly yours,

JANUS CAPITAL CORPORATION

By: /s/ David W. Agostine
    -----------------

Name: David W. Agostine
      -----------------

Title: Vice President
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FEDERAL KEMPER LIFE ASSURANCE COMPANY

By : /s/ Otis R. Heldman, Jr.
     --------------------

Name: Otis R. Heldman, Jr.
      --------------------

Title: Marketing Officer
       -----------------

Attachment: Schedule A


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                                 Schedule A


Pursuant to the letter agreement to which this Schedule is attached, the Company will perform administrative services including, but not limited to, the following:

        1. Print and mail to Contract owners copies of the Portfolios' prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Trust is required by law or otherwise to provide to its shareholders.

        2. Provide Contract owner services including, but not limited to, financial consultants' advice with respect to inquiries related to the Portfolios (not including information about performance or related to sales) and communicating with Contract owners about Portfolio (and subaccount) performance.

        3. Provide other administrative support for the Trust as mutually agreed to by the Company and the Adviser and relieve the Trust of other usual or incidental administrative services provided to individual Contract owners.